As filed with the Securities and Exchange Commission on March 27, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIMPELCOM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

VimpelCom Ltd.

Claude Debussylaan 88

1082 MD Amsterdam

The Netherlands

+31 20 79 77 200

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

VimpelCom Ltd. Executive Investment Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, NY 10011

+1 (212) 894 8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Daniel G. Walsh, Esq.

Akin Gump LLP

Eighth Floor

Ten Bishops Square

London, England E1 6EG

Telephone: +44 20 7012 9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Shares ($0.001 par value)	1,000,000	$11.15	$11,150,000	$1,277.79

(1)	This registration statement registers common shares, par value $0.001 per share, in the capital of VimpelCom Ltd. (the “Common Shares”), that may be offered and sold under the VimpelCom Ltd. Executive Investment Plan (the “Plan”). The Common Shares that may be offered and sold under the Plan in connection with this registration statement have previously been acquired in open market purchases.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminate number of Common Shares which may become issuable as a result of a stock split, stock dividend or similar transaction effected without the receipt of consideration which results in an increase in the number of Common Shares outstanding.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The above calculation is based on the average of the high and low prices of the American depositary shares of VimpelCom Ltd. evidenced by American depositary receipts, each representing one Common Share, as reported on the New York Stock Exchange on March 23, 2012, which was $11.15.

Unless we state otherwise or the context indicates otherwise, all references in this registration statement to “Company,” “Registrant,” “we,” “us,” and “our” or similar terms refer to VimpelCom Ltd.

EXPLANATORY NOTE

We are filing this registration statement on Form S-8 relating to 1,000,000 of our Common Shares issuable pursuant to the VimpelCom Ltd. Executive Investment Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this registration statement certain information we file with it. The information we incorporate by reference is part of this registration statement, and later information we file with the SEC will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference in this registration statement:

•	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed with the SEC on June 30, 2011; and

•

the description of the securities to be registered as set forth in the section entitled “Share Capital, Corporate Governance and Shareholders Rights” in the Registrant’s Registration Statement on Form F-4 (File No. 333-164770), filed with the SEC on February 8, 2010, as amended from time to time.

Certain of the Registrant’s Reports on Form 6-K (to the extent designated therein), and all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to our restated bye-laws and indemnification agreements that we have entered into or intend to enter into with all of our directors and officers, we will indemnify and hold harmless our directors and officers from and against all actions, costs, charges, liabilities, losses, damages and expenses in connection with any act done, concurred in or omitted in the execution of our business, or their duty, or supposed duty, or in their respective offices or trusts, to the extent authorized by law. We may also advance moneys to our directors and officers for costs, charges and expenses incurred by any of them in defending any civil or criminal proceedings. The foregoing indemnities will not apply (and any funds advanced will be required to be repaid) with respect to a director or officer if any allegation of fraud or dishonesty is proved against such director or officer.

Additionally, we have obtained insurance on behalf of our directors and officers for liability arising out of their actions in their capacity as directors and officers.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Form of Deposit Agreement (common shares) between VimpelCom Ltd. and The Bank of New York Mellon, as depositary (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4 of VimpelCom Ltd., filed February 8, 2010).

4.2	Bye-laws of VimpelCom Ltd. adopted on April 20, 2010 (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 of VimpelCom Ltd., filed April 27, 2010).

4.3	VimpelCom Ltd. Executive Investment Plan.

5.1	The shares of Common Stock to be offered and sold under the Plan in connection with this registration statement have been purchased in open market transactions. Because no original issuance securities will be offered or sold pursuant to the Plan, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

23.1	Consent of Ernst & Young Accountants LLP, as auditors of the financial statements of VimpelCom Ltd.

23.2	Consent of Ernst & Young LLC, as auditors of the financial statements of Open Joint Stock Company “Vimpel-Communications”.

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands, on March 27, 2012.

VimpelCom Ltd.

By:	/s/ JO LUNDER
Name: Jo Lunder
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jo Lunder the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JO LUNDER (Jo Lunder)	Chief Executive Officer (principal executive officer)	March 27, 2012

/s/ CORNELIS HENDRIK VAN DALEN (Cornelis Hendrik Van Dalen)	Chief Financial Officer (principal financial officer)	March 27, 2012

/s/ COLIN DELAHAY (Colin Delahay)	Group Director of Accounting, Reporting & Control (principal accounting officer)	March 27, 2012

/s/ AUGIE K. FABELA II (Augie K. Fabela II)	Chairman of the Board	March 27, 2012

/s/ MIKHAIL FRIDMAN (Mikhail Fridman)	Director	March 27, 2012

Signature	Title	Date

/s/ KJELL MORTEN JOHNSEN (Kjell Morten Johnsen)	Director	March 27, 2012

/s/ DR. HANS PETER KOHLHAMMER (Dr. Hans Peter Kohlhammer)	Director	March 27, 2012

/s/ LEONID R. NOVOSELSKY	Director	March 27, 2012
(Leonid R. Novoselsky)

/s/ ALEXEY M. REZNIKOVICH	Director	March 27, 2012
(Alexey M. Reznikovich)

/s/ OLE BJØRN SJULSTAD	Director	March 27, 2012
(Ole Bjørn Sjulstad)

Puglisi & Associates	Authorized Representative in the United States	March 27, 2012

By:	/s/ DONALD J. PUGLISI
Donald J. Puglisi, Managing Director